                                                                   Exhibit 10.21

August 16, 2000

Mr. Frederick R. Fromm
c/o 3469 North First Street
San Jose, California 95134


Dear Mr. Fromm:

         This employment letter agreement sets forth the terms of your employment agreement with Oplink Communications, Inc. (the "Company"). If you accept this employment letter agreement, it will supersede the employment offer letter dated June 30, 2000, by and between you and the Company.

         1. POSITION AND RESPONSIBILITIES. The Company hereby employs you as its President effective July 24, 2000. In that position, you will be responsible for the Sales & Marketing, R&D, and Merger & Acquisition activities and will report to the Chief Executive Officer of the Company. Your responsibilities may change from time to time as the Company deems it necessary.

         2. OFFICE LOCATION AND HOURS. You will work at our facility located at 3469 North First Street in San Jose, California. Normal office hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your responsibilities.

         3. COMPENSATION. For your services under this Employment Letter Agreement, you will receive the following compensation from the Company. All references to the "$" symbol below refer to the U.S. dollar.

                  (a) BASE SALARY. You will receive a base salary of $250,000 per year, less payroll deductions and all required withholdings, payable under the Company's regular payroll practices, which currently includes payment on a bi-weekly basis. Your base salary will be reviewed on an annual basis.

                  (b) BENEFITS.

                           (1) STANDARD BENEFITS. You will be eligible for the
following standard Company benefits on the first of the month following 30 days of continuous service with the Company: medical insurance, 401(k) retirement savings plan, vacation, sick leave and holidays. Details about these benefits are provided in the Employee Handbook and plan summaries, available for your review. The Company may modify compensation and benefits from time to time, as it deems necessary.

                           (2) SUPPLEMENTAL LIFE INSURANCE. The Company will
purchase a term life insurance policy on your life for $1,000,000 for the benefit of your designated beneficiary.

                  (c) RELOCATION AND TEMPORARY HOUSING EXPENSES.

                           (1)      RELOCATION ALLOWANCE. You will be paid
$50,000 as relocation compensation, payable in full upon your arrival, for your move from Florida to California. If you voluntarily terminate your employment or are terminated for cause within the first year of your employment, you will be required to pay back to the Company a pro-rated portion of the $50,000 within 30 days of termination. The pay back amount is equal to $50,000 multiplied by the following percentage, (i) the numerator of which is the number of full months remaining until the first anniversary of your arrival date and (ii) the denominator of which is 12. For example, if you voluntarily terminate your employment 3 months following your arrival date, then you will be obligated to pay back 9/12ths of the $50,000 to the Company.

                           (2) TEMPORARY HOUSING EXPENSES. You will be eligible
for a temporary monthly housing allowance of $3,000 per month for your first three months of employment with the Company.

                  (d) LOAN. You will be eligible for a loan from the Company in the amount of $400,000 at an annual interest rate of 6.5%. The outstanding principal amount and any accrued and unpaid interest hereunder shall be due and payable over a period of four years in two equal installments due on the second and fourth anniversary of the date hereof; provided, however, that in the event that you terminate your employment or are terminated for cause, the entire principal balance and all accrued interest shall become immediately due and payable.

                  (e) EMPLOYEE STOCK PURCHASE PLAN. You will be eligible to participate in the new Employee Stock Purchase Plan as provided under the terms of the plan. The Employee Stock Purchase Plan will become effective upon the completion of the Company's public offering.

                  (f) INITIAL STOCK OPTIONS. Subject to approval by the Company's Board of Directors, you will be granted an initial stock option to purchase 800,000 shares of the Company's Common Stock ("Option") on the following terms.

                           (1) EXERCISE PRICE. The exercise price of the Option
shall be the fair market value of the stock at the time of the sale, as determined by the Company's Board of Directors.

                           (2) VESTING.

                                    (A) STANDARD VESTING. Your Option shall be
subject to vesting on the following terms: one-fourth (1/4th) shall vest after one year of your employment with the Company commencing July 24, 2000, with the balance vesting equally on a monthly basis for each month of your employment with the Company over the next three years.

                                    (B) ACCELERATION OF VESTING FOLLOWING CHANGE
OF CONTROL. In the event of a "Change of Control" (as defined below) within the first year of your employment with the Company, the vesting of one-fourth (1/4th) of your Option shall be accelerated immediately upon the Closing of the Change of Control, provided that if the value of the shares covered by the one-fourth (1/4th) of your Option has a value of less than $10 million (or $50 per share), then the vesting of an additional portion of your Option shall be accelerated so that the total value of the shares for which the vesting on the Option is accelerated shall be equal to $10 million. In calculating the additional shares covered by the Option for which vesting shall be accelerated (to provide you with vested shares with a value of $10 million), the Company shall use the highest market price of its common stock during the last trading month in which the Change of Control occurs.

                                    (C) ACCELERATION OF VESTING FOLLOWING
TERMINATION WITHOUT CAUSE. If you are terminated without a "Cause" within the first year of your employment with the Company, a minimum of one-eighth (1/8th) of your stock options will vest immediately upon your termination of employment, provided that if the value of the shares covered by the one-eighth (1/8th) of your Option has a value of less than $5 million (or $50 per share), then the vesting of an additional portion of your Option shall be accelerated so that the total value of the shares for which the vesting on the Option is accelerated shall be equal to $5 million. In calculating the additional shares covered by the Option for which vesting shall be accelerated (to provide you with vested shares with a value of $5 million), the Company shall use the highest market price of its common stock during the last trading month in which your employment is terminated.

                                    (D) DEFINITIONS. For purposes of this
Employment Letter Agreement, the following terms shall have the meanings set forth below.

                                             (1) "CAUSE" means the occurrence of
any of the following: (i) theft, misappropriation or embezzlement of Company property by the employee, or falsification of any Company documents or records by the employee; or (ii) conviction (including any plea of guilty or NOLO CONTENDERE) of any felony or other crime involving moral turpitude or dishonesty by the employee; or (iii) any material breach by the employee of any employment agreement between the employee and the Company, which breach is not cured pursuant to the terms of such agreement.

                                             (2) "CHANGE OF CONTROL" means any
one of the following transactions: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

                  (g) ANNUAL STOCK OPTIONS. You will be eligible to purchase up to 50,000 shares of the Company's common stock under the Company's 2000 Equity Incentive Plan each year of your employment while the plan is in effect. Stock options granted under this Section 3(g) shall be granted on the first day following the Company's annual shareholders meeting during the calendar year and have an exercise price at the fair market value of the Company's common stock at the date of the grant. All other terms of the stock option shall be according to the standard stock option terms of stock option grants made under the Company's equity incentive plans.

         4.       TERMS OF EMPLOYMENT.

                  (a) COMPANY POLICIES AND AGREEMENTS. As a Company employee, you will be expected to abide by the Company's rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the attached Employment, Confidential Information and Invention Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information. During the period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company. The Company may amend its rules and regulations at any time.

                  (b) EMPLOYMENT AT WILL. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company.

                  (c) ELIGIBILITY FOR EMPLOYMENT. As required by law, your employment with the Company is subject to satisfactory proof of your right to work in the United States.

         5. COMPLETE AGREEMENT. This Employment Letter Agreement, together with your Confidential Information and Invention Agreement and stock option agreements, forms the complete and exclusive statement of the terms of your employment agreement with the Company. The employment terms in this Employment Letter Agreement and the Confidential Information and Invention Agreement supersede any other prior or contemporaneous agreements or promises made to you by anyone, whether oral or written.

         If you agree to the terms of this Employment Letter Agreement, please sign and date the attached copy of this Employment Letter Agreement and return that copy to me.

         We hope that your expertise will be an important part of our continued effort to strive for excellence and greater success.

Very truly yours,


---------------------------
Joseph Y. Liu
Chief Executive Officer


Agreed:


---------------------------                        ---------------------------
Frederick R. Fromm                                 Date